                                  EXHIBIT 11.1

                              Year Ended March 31,


                                        1998            1997            1996
                                    ------------    ------------    ------------
Net income (loss)                    $(8,649,618)   $(17,950,301)   $  1,232,024
Weighted average common shares
  outstanding                          9,626,335       9,322,278       6,606,499
                                    ------------    ------------    ------------
Net income (loss) per share          $     (6.90)   $      (0.85)   $       0.l9
                                    ============    ============    ============